Exhibit 10(f)

Parker-Hannifin Corporation

RONA Plan Subject to

Performance Bonus Plan

1. Effective Date and Purpose. Parker-Hannifin Corporation, an Ohio corporation (the “Company”), adopts this Parker-Hannifin Corporation Senior Executive Return on Net Assets Plan (the “Plan”) effective as of August 11, 2010. The purpose of the Plan is to attract and retain key executives for the Company and to provide such persons with incentives for superior performance in the form of an opportunity to earn an annual bonus that qualifies as a Short-Term Incentive Bonus (as defined in the Company’s Performance Bonus Plan), while preserving the ability of the Company to deduct Short-Term Incentive Bonuses paid under this Plan as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code (as defined below). This Plan and each Award Opportunity (as defined below) granted hereunder shall be subject to the terms and conditions set forth below and the terms and conditions of the Company’s Performance Bonus Plan. Terms not defined in this Plan shall have the meanings set forth in the Performance Bonus Plan.

2. Definitions. The following capitalized words as used in this Plan shall have the following meanings:

“Affiliate” means any corporation or other entity (including, but not limited to, partnerships, limited liability companies and joint ventures) controlled by the Company.

“Average RONA Assets” means the average of the Company’s RONA Assets on each of the following dates: the first day of the Performance Period and the last day of at the each fiscal quarter of the Performance Period.

“Award Opportunity” means an opportunity granted by the Committee under the Plan to an Eligible Executive to earn a Short-Term Incentive Bonus under this Plan with respect to a Performance Period, payable in cash and subject to the terms and conditions of this Plan and the Performance Bonus Plan.

“Base Salary” means an Eligible Executive’s base salary paid during the Performance Period.

“Beneficiary” means a person designated by an Eligible Executive in accordance with Section 12 of the Plan to receive, in the event of the Eligible Executive’s death, any amounts remaining to be paid with respect to the Eligible Executive under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means any conduct or activity, whether or not related to the business of the Company, that is determined in individual cases, by the Committee to be detrimental to the interests of the Company including without limitation (i) the rendering of services to an organization, or engaging in a business, that is, in the judgment of the Committee, in competition with the Company; (ii) the disclosure to any one outside of the Company, or the use for any purpose other than the Company’s business, of confidential information or material related to the Company, whether acquired by the Eligible Executive during or after employment with the Company; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) a violation of the Company’s Code of Conduct or other policies.

“Claw-back Policy” means the Parker-Hannifin Corporation Claw-back Policy, as amended from time to time, or any successor policy.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Human Resources and Compensation Committee of the Board, or such other committee appointed by the Board to administer the Performance Bonus Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Treasury Regulations promulgated thereunder.

“Company” has the meaning given such term in Section 1 of the Plan.

“Earnings” means the Company’s segment operating income for the Performance Period.

“Eligible Executive” means any Employee who is designated as such by the Committee for a Performance Period pursuant to Section 4.

“Employee” means any person employed by the Company or an Affiliate, whether such Employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

“Notice of Award” means a written or electronic communication to an Eligible Executive with respect to a Performance Period, which provides notice of the Eligible Executive’s number of RONA Shares for such Performance Period, subject to the terms and conditions of the Plan and the Performance Bonus Plan.

“Payout Formula” means the number of the Eligible Executive’s RONA Shares times the product of the Eligible Executive’s Base Salary multiplied by the RONA Percentage.

“Performance Bonus Plan” means the Parker-Hannifin Corporation 2005 Performance Bonus Plan, or any successor plan.

“Performance Period” means a fiscal year of the Company.

“Plan” means this Parker-Hannifin Corporation RONA Plan Subject to Performance Bonus Plan, as amended from time to time.

“ROA” means Earnings divided by Average RONA Assets.

“RONA Assets” means inventory, accounts receivable, prepaid expenses, property, plant and equipment (net of depreciation), goodwill and intangibles, less trade accounts payable and contract reserves, on a consolidated basis.

“RONA Percentage” means the percentage determined as follows:

(i) if ROA is less than or equal to thirty-five percent (35%), then RONA Percentage = ROA x 0.1786;

(ii) if ROA is greater than thirty-five percent (35%), then RONA Percentage = 6.25% + ((ROA – 35%) x 0.08978).

“RONA Shares” means the number of RONA Shares designated as such in an Eligible Executive’s Notice of Award.

3. Plan Administration. The Committee shall be responsible for administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend and rescind regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan and the Performance Bonus Plan. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all Eligible Executives, Beneficiaries and all other persons who have or claim an interest herein.

4. Eligibility. The Committee shall designate the Eligible Executives, if any, for each Performance Period. An Employee who is designated as an Eligible Executive for a given Performance Period is not guaranteed of being selected as an Eligible Executive for any other Performance Period.

5. Establishment of Award Opportunities. Not later than the 90th day of each Performance Period and subject to the terms and conditions of Section 5 of the Performance Bonus Plan (including the limits on an Eligible Executive’s maximum Short-Term Incentive Bonuses), the Committee shall establish the number of RONA Shares for each Eligible Executive’s Award Opportunity for the Performance Period. The Committee shall provide a Notice of Award to each Eligible Executive as soon as practical following the establishment of the Eligible Executive’s number of RONA Shares.

6. Determination of Amount Payable Under Award Opportunities. Following the end of each Performance Period, the Committee shall certify in writing (i) the level of achievement of ROA for the Performance Period, (ii) the RONA Percentage applicable to each Eligible Executive for the Performance Period, (iii) the amount of the Award Opportunity, if any, earned by each Eligible Executive for the Performance Period pursuant to the Payout Formula, and (iv) the amount of the Short-Term Incentive Bonus payable, if any, to each Eligible

Executive under this Plan for the Performance Period. The Committee may, in its sole discretion, reduce the amount of the Short-Term Incentive Bonus payable to any Eligible Executive under this Plan below the amount of the Award Opportunity earned pursuant to the applicable Payout Formula (including a reduction in such amount to zero).

7. Payment of Short-Term Incentive Bonuses. Except as otherwise provided in this Plan, the Company shall make a cash payment to each Eligible Executive equal to the amount of the Short-Term Incentive Bonus payable under this Plan, if any, as certified by the Committee pursuant to Section 6. The cash payment shall be made following the end of the Performance Period and the certifications by the Committee pursuant to Section 6, but not later than two and one-half months following the end of the applicable Performance Period. Notwithstanding the foregoing, payment of an Eligible Executive’s Short-Term Incentive Bonus under this Plan may be deferred pursuant to a valid election by the Eligible Executive under the terms and conditions of the Executive Deferral Plan or such other deferral arrangement as may be established by the Company.

8. Terminations, Promotions and New Hires.

A. Terminations. In the event an Eligible Executive’s employment is terminated during a Performance Period for Cause, the Eligible Executive is not entitled to receive a Short-Term Incentive Bonus under this Plan for that Performance Period.

B. Promotions and New Hires. With respect to an Eligible Executive who is newly hired or is promoted by the Company during a Performance Period, the Committee may grant an Award Opportunity, or adjust an Award Opportunity previously granted, to such Eligible Executive for such Performance Period pursuant to regulations adopted by the Committee under the Performance Bonus Plan; provided, however, that no Award Opportunity shall be granted or adjusted in such a manner as to cause any Short-Term Incentive Bonus payable under this Plan to fail to qualify as “performance-based compensation” within the meaning of section 162(m)(4)(C) of the Code and Section 1.162-27 of the Treasury Regulations promulgated thereunder.

9. Tax Withholding. The Company and its Affiliates shall have the right to deduct from all payments made to or for the benefit of an Eligible Executive any federal, state, local, foreign or other taxes which, in the opinion of the Company, are required to be withheld with respect to any Short-Term Incentive Bonus payable under the Plan.

10. Source of Payment. Each Short-Term Incentive Bonus that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Eligible Executive’s claim of any right to payment of a Short-Term Incentive Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

11. Rights of Employer. Nothing contained in this Plan nor any action taken under this Plan shall be construed as a contract of employment or as giving any Eligible Executive any right to continued employment with the Company or any Affiliate.

12. Nontransferability. Except as otherwise provided in this Plan, the benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, and these benefits shall be exempt from the claims of creditors of any Eligible Executive or other claimants and from all orders, decrees, levies, garnishment or executions against any Eligible Executive to the fullest extent allowed by law. Notwithstanding the foregoing, an Eligible Executive may designate a Beneficiary or Beneficiaries (both primary and contingent) to receive, in the event of the Eligible Executive’s death, any amounts remaining to be paid with respect to the Eligible Executive under the Plan. The Eligible Executive shall have the right to revoke any such designation and to re-designate a Beneficiary or Beneficiaries. To be effective, any such designation, revocation, or re-designation must be in such written form as the Company may prescribe and must be received and accepted by the Company prior to the Eligible Executive’s death. Any finalized divorce or marriage of an Eligible Executive subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary and unless in the case of marriage the Eligible Executive’s new spouse has previously been designated as a Beneficiary. The spouse of a married Eligible Executive shall consent to any designation of a Beneficiary other than the spouse, and the spouse’s consent shall be witnessed by a notary public. If an Eligible Executive dies without effectively designating a Beneficiary, or if either all designated Beneficiaries predecease the Eligible Executive or the Eligible Executive and all desgnated Beneficiaries die prior to any payment yet to be made under the Plan, any amounts remaining to be paid with respect to the Eligible Executive under the Plan shall be paid to the estate of the Eligible Executive.

13. Successors. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

14. Governing Law. The Plan and all Award Opportunities shall be construed in accordance with and governed by the laws of the State of Ohio, but without regard to its conflict of law provisions.

15. Amendment or Termination. The Committee reserves the right, at any time, without either the consent of, or any prior notification to, any Eligible Executive or other person, to amend, suspend or terminate the Plan or any Award Opportunity granted thereunder, in whole or in part, in any manner, and for any reason; provided that any such amendment shall be subject to approval by the shareholders of the Company to the extent required to satisfy the requirements of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder, and provided further that any such amendment shall not, after the end of the 90-day period described in Section 5 of the Plan, cause the amount payable under an Award Opportunity to be increased as compared to the amount that would have been paid in accordance with the terms established as of the end of such period.

16. Claw-back Policy. Each Award Opportunity granted, and each Short-Term Incentive Bonus paid, pursuant to this Plan shall be subject to the terms and conditions of the Claw-back Policy.

17. Section 409A of the Code. It is the Company’s intent that, except as otherwise provided pursuant to a deferral election described in Section 7 of this Plan, each Short-Term Incentive Bonus payable under this Plan shall be exempt from the requirements of Section 409A of the Code under the “short-term deferral” exception set out in Section 1.409A-1(b)(4) of the Treasury Regulations. The Plan shall be interpreted and administered in a manner consistent with such intent.

18. Plan and Performance Bonus Plan Terms Control. In the event of a conflict between the terms and conditions of any Notice of Award and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail. In the event of a conflict between the terms and conditions of any Notice of Award or of this Plan and the terms and conditions of the Performance Bonus Plan, the terms and conditions of the Performance Bonus Plan shall prevail to the extent necessary for Short-Term Incentive Bonuses paid under this Plan to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and Section 1.162-27 of the Treasury Regulations promulgated thereunder.

19. Severability. If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

20. Waiver. The waiver by the Company of any breach of any provision of the Plan by an Eligible Executive shall not operate or be construed as a waiver of any subsequent breach.

21. Captions. The captions of the sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.